Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-113269), S-3 (No 333-107644) and S-4 (No. 333-107494) of The First American Corporation of our report dated March 11, 2004 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Francisco, California

March 15, 2004